UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐ Preliminary information statement

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Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

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Definitive information statement

ADVISORONE FUNDS
(Name of Registrant as Specified in Its Charter)

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THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.

BACKGROUND

Pursuant to proper notice, effective December 31, 2006, Lee Munder Capital Group (“LMCG”) resigned from service as the sub-advisor to the Dunham Real Estate Stock Fund (the “Fund”).  The reason for resignation was that, as result of an internal reorganization, LMCG no longer was able to provide the requisite sub-advisory services.  At a meeting held on December 19, 2006, the Trust’s Board of Trustees approved Ten Asset Management, Inc. (“Ten Asset” or the “Sub-Advisor”) as the new sub-advisor to the Fund pursuant to a new  sub-advisory agreement by and among the Sub-Advisor, Dunham & Associates Investment Counsel, Inc. (the “Advisor”) and the Trust (the “New Agreement”).  The New Agreement took effect on January 1, 2007 and is substantially identical to the prior investment advisory agreement with LMCG (the “Prior Agreement”) except for the date of execution.  The compensation structure under the Prior Agreement and the New Agreement is exactly the same.

The Prior Agreement took effect on July 1, 2006 and was approved by shareholders at a shareholder meeting held on June 23, 2006.  The Prior Agreement was submitted to shareholders to approve a new fulcrum fee structure for the Fund.  The compensation structure of the Prior Agreement is as follows:

Fulcrum Fee.  In a typical fulcrum fee arrangement, the base fee is not adjusted during the first twelve months.  However, under the Prior Agreement, the performance adjustment to the base fee is calculated daily during the first twelve months, based on the average net assets of the Fund from inception of the contract to date, and the comparative performance of the Fund to the Benchmark from inception of the contract to date, on the day of calculation.  In this manner, performance counts from the very first day of the Agreement.  Under the Prior Agreement, the fulcrum fee is calculated using an annual base sub-advisory fee of 0.40% of the average daily net assets of the Fund (the “Base Fee”), adjusted by the Fund’s performance over a rolling twelve-month period (or during the first twelve months, as described above), relative to Fund’s benchmark (the “Performance Fee”).   The Performance Fee can adjust the Base Fee up or down by as much as 0.40%, such that the sub-advisory fee can vary anywhere from 0.00% (the “Minimum Fee”) to 0.80% (the “Maximum Fee”).  LMCG had agreed to waive 0.20% of its base fee during the first year, which limits its Maximum Fee during the first year to 0.60%. Therefore, the combined management fee (advisory fee plus sub-advisory fee) under the proposed arrangements for the Fund can range from 0.65% to 1.45% (with a maximum of 1.25% in year one).

During the first twelve months of the Prior Agreement, the Fund accrued, on a daily basis, the Base Fee adjusted by the Performance Fee, as described in the preceding paragraph (the “Fulcrum Fee”).  However, because the Prior Agreement required that the sub-adviser be paid out only the Minimum Fee during the first year (in this case, 0.00%), the sub-adviser will receive no compensation until the end of the first year.  At the end of the first year of the contract, LCMG was to be paid a lump sum that reflects the accrued Fulcrum Fee over the year.  Beginning with the thirteenth month of operation under the Prior Agreement, the fee paid to LMCG will be calculated daily and paid monthly based on the Fund’s average daily net assets over the prior rolling twelve-month period.   In other words, after the initial twelve-month period of the Prior Agreement, LMCG’s fulcrum fee arrangement will become typical of the mutual fund industry.

Performance Fee Calculation.  As indicated in the summary table below, under the Prior Agreement, generally speaking, for each five basis points (0.05%) over or under the performance of the Index over the twelve-month period (or, if during the first year, over the period from inception of the contract to the date of calculation), the Base Fee paid to LMCG will either increase or decrease by one basis point (0.01%) of the Fund’s average daily net assets over the twelve-month period (or, if during the first year, over the period from inception of the contract to the date of calculation).  It should be noted that the exception to the above is that the initial fee adjustment is four basis points (0.04%), and it comes only after clearing the performance null zone of 0.20%.  The performance fee adjustment will max out at +/- 40 basis points (0.40%) when the Fund out- or under- performs by 2.00% more or less than the index.

The Benchmark index to be used by the Fund when calculating the Performance Fee is the Dow Jones Wilshire RESI (Real Estate Securities) Index, a broad measure of the performance of publicly traded real estate securities, such as Real Estate Investment Trusts (REITs) and Real Estate Operating Companies (REOCs).  The index is capitalization-weighted. The beginning date, January 1, 1978, was selected because it coincides with the Russell/NCREIF Property Index start date.  The Index is rebalanced monthly, and returns are calculated on a buy and hold basis.

	Cumulative Twelve Month Net Return Versus Index	Performance Fee Adjustment*		Total Sub-Advisory Fee Payable to LMCG**
2.00%	or more greater than index	Base Fee plus	0.40%	0.80%
1.50%	greater than index	Base Fee plus	0.30%	0.70%
1.00%	greater than index	Base Fee plus	0.20%	0.60%
0.50%	greater than index	Base Fee plus	0.10%	0.50%
0.21%	greater than index	Base Fee plus	0.04%	0.44%
0.20%	greater than index	Base Fee (Null Zone)		0.40%
Even with Index		Base Fee		0.40%
0.20%	less than index	Base Fee (Null Zone)		0.40%
0.21%	less than index	Base Fee less	0.04%	0.36%
0.50%	less than index	Base Fee less	0.10%	0.30%
1.00%	less than index	Base Fee less	0.20%	0.20%
1.50%	less than index	Base Fee less	0.30%	0.10%
2.00%	or more less than index	Base Fee less	0.40%	0.00%

                                                  *as a % of average daily net assets

                                                **LMCG has agreed to a Base Fee Waiver of 20 bps for 12 months.

Ten Asset is a registered investment advisor, founded in 2004. As of October 31, 2006, the Sub-Advisor advised accounts having assets of approximately $391 million.  Ten Asset’s main office is located at 171 Saxony Road Suite 105, Encinitas, CA 92024.   Ten Asset currently does not manage an entire portfolio that is dedicated to real estate stock securities, but rather, manages Small, Mid and Large Cap and Long-Short Portfolios, some of which include a real estate stock securities component.  The fees charged by Ten Asset for managing such portfolios for its other clients (which include, primarily, pension and profit sharing plans, other pooled investment vehicles and high net worth individuals) range from 60 basis points (0.60%) to 95 basis points (0.95%).   Other than the Fund, Ten Asset does not currently manage other mutual funds.

Pursuant to an order granted to the Trust by the Securities and Exchange Commission (“SEC”) dated September 26, 2006, the Trust is permitted to appoint sub-advisors and approve sub-advisory agreements for the Fund, without the approval of the Fund’s shareholders.  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of appointing a new sub-advisor or implementing any material change in a sub-advisory agreement.  This Information Statement is being supplied to shareholders to fulfill the notice requirement and will be mailed on or about March 29, 2007 to the Fund’s shareholders of record as of March 15,  2007 (the “Record Date”).

As of the Record Date, there were issued and outstanding, 316, 130,338 and 582,795 shares of the Dunham Real Estate Stock Fund’s A, C, and N classes, respectively.

II.

INFORMATION CONCERNING NEW SUBADVISORY AGREEMENT BETWEEN THE ADVISOR AND TEN ASSET MANAGEMENT, INC. WITH RESPECT TO THE FUND.

On December 19, 2006, the Board of Trustees held an in-person meeting (“the Meeting”) and considered the selection of a new sub-advisor for the Fund and the adoption of a new sub-advisory agreement. At their Meeting, the Board appointed Ten Asset to serve as sub-advisor to the Fund, effective January 1, 2007.   The New Agreement, dated January 1, 2007, contains substantially identical terms and conditions as the Prior Agreement.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Under the terms of the New Agreement, Ten Asset will serve as sub-advisor to the Fund, subject to the supervision of the Advisor and the Trust’s Board of Trustees.  Pursuant to the New Agreement, Ten Asset, at its own expense, will furnish necessary investment and management facilities to conduct the investment activities of the Fund, and pay the salaries of its respective personnel.  In addition, as was substantially the case under the Prior Agreement, under the New Agreement: (a) the Advisor shall indemnify and hold harmless Ten Asset and each of its officers and directors and each person, if any, who controls Ten Asset within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Advisor shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Advisor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Ten Asset or such controlling persons; and (c) Ten Asset shall indemnify and hold harmless the Advisor and the Trust and each of their directors and officers and each person, if any, who controls the Advisor and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to Ten Asset’s misfeasance, bad faith or negligence in the performance of its duties under the New Agreement.

Investment Advisory Fee Rates

As compensation for its services, the Fund pays the Adviser a fixed fee and the Fund separately pays Ten Asset a fulcrum fee.   The Adviser receives a fixed portion of the management fee.  Ten Asset is compensated based on its performance and the sub-advisory agreement is a fulcrum fee arrangement.

Current Management Fee	Adviser’s Portion	Sub-Adviser’s Portion
0.65% – 1.45%	0.65%	0.00% - 0.80%

The above sub-advisory fee is within the limits of the negotiable sub-advisory fee range of 0% - 1.00%, pre-approved by shareholders of the Fund at the August 26, 2005 shareholder meeting. Ten Asset has agreed to waive 0.20% of its base fee during the first year, which limits its maximum sub-advisor fee during the first year to 0.60%. Therefore, the combined management fee (advisory fee plus sub-advisory fee) under the proposed arrangements for the Fund can range from 0.65% to 1.45% (with a maximum of 1.25% in year one).

Investment Advisory Fees Paid

For the Trust’s fiscal year ended October 31, 2006, the Advisor paid $0 in investment advisory fees to LMCG for management of the Fund.

III.

BOARD CONSIDERATION

At the Meeting, the Board of Trustees approved the New Agreement.  In connection with its review, the Board of Trustees considered materials furnished by Ten Asset, including information about, but not limited to, its personnel, operations and financial condition.

In evaluating Ten Asset and the New Agreement, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Ten Asset. At a meeting held on September 26, 2006, representatives from Ten Asset made a presentation to the Board on Ten Asset and the Fund, and responded to questions of the Trustees.  The Board also reviewed and discussed the terms of the New Agreement and compared them to the Prior Agreement.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by Ten Asset; (ii) the depth of organization, expertise, reputation and experience of Ten Asset; (iii) the financial resources of Ten Asset; (iv) the ability of Ten Asset to retain and attract qualified personnel and (v) the performance of assets managed by Ten Asset. In addition, the Board reviewed and discussed the terms and conditions of the New Agreement.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially similar, in all material respects, as the terms of the Prior Agreement.  In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreement is in the best interests of the Fund and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.

DURATION AND TERMINATION OF NEW AGREEMENT

The New Agreement will have an initial term of two years, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any Party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (2) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The New Agreement will terminate automatically in the event of its “assignment,” as defined under the Investment Advisers Act of 1940.

III.

GENERAL INFORMATION CONCERNING TEN ASSET MANAGEMENT, INC.

Information Concerning Ten Asset

Below is the name and principal occupation of each officer, director or controlling entity of Ten Asset as of November 10, 2006.  The business address of each person listed below is 171 Saxony Road, Encinitas, California, 92024.

Full Legal Name	Title or Status	Date Title or Status Acquired	Ownership	Control Person*
Stevens, Anne, Marie	Chief Financial Officer & CCO	09/2004 & 09/2005	Under 5%	Y
Stevens, Dale, Herman	Director/Chairman of the Board	01/2005	10% to 25%	Y
Auer, Ronald, Joe	Director/President	12/2004	10% to 25%	Y
Zimmer, Robert, Russel	Chief Investment Officer	12/2004	10% to 25%	Y
Cuthbertson, John, William	Director of Research	12/2004	5% to 10%	Y
Hallet, Fred, Norton	Director	12/2004	10% to 25%	N
Salser, Winston, Albert	Director	12/2004	10% to 25%	N
Rismann, David, Wilson	Director	12/2004	Under 5%	N
Wallace, Marilyn, Christine	Shareholder	12/2004	10% to 25%	N

*Control Person: Control means the power, directly or indirectly, to direct the management or policies of Dunham, whether through ownership of securities, by contract, or otherwise. Each officer, partner, or director exercising executive responsibility (or persons having similar status or functions), or any entity having the right to vote 25% or more of a class of Dunham’s securities or has the right to receive 25% or more of the capital of Dunham upon dissolution, is presumed to be a control person of Dunham.

Ten Asset does not have any affiliated broker dealers.

Other Matters

As of March 15, 2007, there were no shareholders who were beneficial owners of 5% or more of the outstanding shares of the Fund because they possessed voting or investment power with respect to such shares.  As of March 15, 2007, the Trustees and officers as a group owned less than 1% of the Fund’s outstanding shares.

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended October 31, 2006 to a shareholder upon request.  To obtain the Trust’s annual  report, please contact the Trust by calling 1-888-3DUNHAM (or by writing to Dunham Funds, c/o Gemini Fund Services, LLC, 4020 South 147th Street, Suite 2, Omaha, NE 68137).

The Advisor is located at P.O. Box 910309, San Diego, CA 92191.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

Dunham & Associates Investment Counsel, Inc.

10251 Vista Sorrento Parkway, Suite 200

San Diego, CA   92121-2706

(858) 964-0500   Fax: (858) 964-0555

February 28, 2007

Dear Shareholders:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment advisor to the Real Estate Stock Fund (the “Fund”).

As described in the enclosed Information Statement, the Board of Trustees of the AdvisorOne Funds has selected Ten Asset Management, Inc. (“Ten Asset”) as the new investment advisor to the Fund and has approved a Sub-advisory agreement with Ten  Asset on substantially identical terms as the prior sub-advisory agreement.

As always, please feel free to call us at 1-888-3DUNHAM with any questions you may have.

Sincerely,

James R. Kearny

Roger Beutler
Chief Compliance Officer

Senior Investment Analyst